Exhibit 10.2

Fiscal 2009 Director Compensation Guidelines

Compensation for non-employee directors is established by the board of directors upon the recommendation of the Governance and Nominating Committee.

This includes an annual equity grant, based on an approximate market value of $40,000, to be granted as either restricted stock or  restricted stock units and with the number of shares or units issued to be determined based on a recent stock price, each of which is described in more detail below.

A director who is an employee does not receive payment for service as a director.

Standard meeting fees and retainer are generally in accordance with the guidelines below, with cash retainers payable quarterly in arrears:

●	$30,000 as an annual retainer,

●	Chairs of the Compensation, Executive and Governance and Nominating Committees each received an additional $7,500 annual retainer,

●	Chair of the Audit Committee received an additional $12,500 annual retainer,

●	$1,500 fee for each board meeting attended, or each day of such meeting if such meeting was over multiple days, and $1,000 for each committee meeting attended, regardless of whether serving as a member of the committee,

●	Reimbursement of customary expenses (such as travel expenses, meals and lodging) for attending board, committee and shareholder meetings, and

●	Option to participate in the deferred compensation plan, with cash fees and retainer to be invested in phantoms stock units (PSUs) that mirror our stock and are ultimately paid in cash; or to participate in the Non-Employee Share Plan, with shares of the company’s common stock to be issued in lieu of cash for directors’ fees and annual retainer.

In fiscal 2009, given Dr. Bower’s recognized expertise in succession planning, the board asked him to take the lead on these matters.  The board decided to pay Dr. Bower an additional retainer with a value of $25,000 for each of 2009 and 2010 to recognize his additional services to the board and management in connection with such matters.

We also carry liability insurance and travel accident insurance that covers our directors. We do not maintain a directors’ retirement plan or a directors’ legacy or charitable giving plan, although non-employee directors are permitted to participate in our employee matching gift program on the same terms as employees, thereby providing a match for charitable giving to institutions of higher education and arts and cultural organizations aggregating up to $5,000 per year per individual. Non-employee directors do not participate in the retirement plans available to employees, nor do they participate in the annual or long-term equity incentive programs that have been developed for employees.

For the annual equity grant made following the annual meeting of shareholders, non-employee directors  have a choice between restricted stock units.  The restricted stock awards vest after one year and earn cash dividends.  The RSUs are subject to a one-year vesting requirement, earn dividend equivalent units, and are payable in cash on the date the director terminates service or such earlier date as a director may elect (provided that the selected payout date is at least two years after the grant date for the award), based on the stock’s then-current market value.

Non-employee directors are eligible to participate on a voluntary basis in a deferred compensation plan that credits the participating director’s account at each fiscal quarter-end with “phantom units” based on total compensation deferred and dividend equivalents earned during the quarter, divided by the fair market value of our common stock on the last trading day of the fiscal quarter.  The PSUs are payable in cash, based on our stock’s market value at fiscal quarter-end on or following termination of the director’s service, either in a lump sum or over a five-year or ten-year period, at the director’s election.  The plan also provides for earlier payment of a participating director’s account based on demonstrated financial hardship. The plan accounts of inactive participants continue to earn dividend equivalents on the account balance.

Commencing with fiscal year 2009, our non-employee directors were able to participate in the Non-Employee Director Share Plan, which allows the participating director to receive retainer and meeting fees in shares of the Company’s stock in lieu of cash, with the number of shares issuable determined based on the mean of the high and low price of our stock, usually determined as of the first business day following the meeting or following the payment date for a retainer.